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Exhibit 21

UAL Corporation and
United Air Lines, Inc. Subsidiaries
(as of February 27, 2008)

Jurisdiction of Incorporation
UAL Corporation (Wholly-owned subsidiaries):	Delaware
Air Wis Services, Inc.	Wisconsin
Four Star Insurance Company, Ltd.	Bermuda
UAL Benefits Management, Inc.	Delaware
United Air Lines, Inc.	Delaware
United Biz Jet Holdings, Inc.	Delaware
United Air Lines, Inc. (Wholly-owned subsidiaries):
Covia LLC	Delaware
Kion de Mexico, S.A. de C.V.	Mexico
Mileage Plus, Inc.	Delaware
UAL Loyalty Services, LLC	Delaware
United Aviation Fuels Corporation	Delaware
United Cogen, Inc.	Delaware
United Vacations, Inc.	Delaware
Air Wis Services, Inc. (Wholly-owned subsidiary):
Air Wisconsin, Inc.	Wisconsin
Air Wis Services, Inc. (999 shares) and United Air Lines, Inc. (1 share)
Domicile Management Services, Inc.	Delaware
UAL Loyalty Services, LLC (Wholly-owned subsidiary):
Mileage Plus Holdings, Inc.	Delaware
Mileage Plus Holdings, Inc. (Wholly-owned subsidiary):
Mileage Plus Marketing, Inc.	Delaware

        Covia LLC currently owns a 55.9949803% equity interest in the Galileo Japan Partnership, a Delaware general partnership.

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  Exhibit 21